Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah

Sr. Director of Marketing and Investor Relations

SYNNEX Corporation

(510) 668-3715

sandras@synnex.com

SYNNEX Corporation Reports Third Quarter 2004 Results

FREMONT, CA — September 29, 2004 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the third quarter of fiscal 2004, ended August 31, 2004.

For the third quarter, revenues increased by 29% to $1.34 billion compared to $1.04 billion for the quarter ended August 31, 2003. Third quarter net income increased 50% to $11.5 million, or $0.38 per diluted share, compared with net income of $7.7 million, or $0.32 per diluted share in the prior year third quarter. Third quarter 2004 net income amounts include a non-operating one-time benefit of $0.7 million (net of tax), or $0.02 per diluted share.

On December 1, 2003, SYNNEX completed its initial public offering (IPO) that resulted in net proceeds of $48.8 million to the Company. As a result, fiscal 2004 amounts in this press release reflect the effects of the IPO whereas fiscal 2003 amounts do not.

“SYNNEX achieved another strong quarter of sales and profits, due to reasonable market conditions and our focus on executing our distribution strategy,” said Robert Huang, President and Chief Executive Officer. “With the acquisition of EMJ Data Systems complete, we welcome Jim Estill and his team to the SYNNEX family. We believe EMJ will solidify us as a leader in the Canadian distribution market. The integration of EMJ’s systems and employees is nearly complete, and once completed, we should begin to see the financial benefits of this transaction.”

Third Quarter Financial Notes:

•	Distribution revenues were $1.19 billion, an increase of 21% over the prior year quarter. Contract assembly revenues were $147.4 million, an increase of 184% over the prior year quarter.

•	Gross margin was 4.08%, down 46 basis points from the prior year quarter. Higher volume of sales to larger customers and product mix in our contract assembly business were the primary reasons for the decline.

•	Income from operations was $19.0 million, or 1.42% of revenues, versus $14.6 million, or 1.41% of revenues in the prior year quarter.

•	Income from distribution operations was $15.8 million, or 1.33% of revenues, versus $13.7 million, or 1.39% of revenues in the prior year quarter.

•	Income from assembly operations was $3.2 million, or 2.16% of revenues, versus $1.0 million, or 1.84% of revenues in the prior year quarter.

•	Third quarter depreciation and amortization were $1.1 million and $0.8 million, respectively.

•	In the third quarter of 2004, the Company received approximately $1.2 million as settlement of the final purchase price related to the acquisition of our UK subsidiary from MiTAC International Corporation. The original date of the acquisition was in fiscal 2000.

Outlook For The Fourth Quarter of 2004 ending November 30, 2004:

On September 18, 2004, SYNNEX completed the acquisition of EMJ Data Systems Ltd. (EMJ), a technology product distributor based in Canada. The following statements are based on the Company’s current expectations for the fourth quarter of 2004, which include the expected results of EMJ from the date of acquisition. The outlook amounts do not include any special charges or restructuring amounts that could be incurred.

These statements are forward looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.40 billion to $1.45 billion.

•	Net income is expected to be in the range of $11.8 million to $12.4 million.

•	Diluted earnings per share are expected to be in the range of $0.39 to $0.41.

The calculation of diluted earnings per share for the fourth quarter of 2004 is based on an approximate weighted average diluted share count of 30.5 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EST). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 888-639-6218 in North America or 334-420-2502 outside North America. The confirmation code for the call is 561315. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until October 13, 2004.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the benefits of the acquisition of EMJ, the integration of EMJ, our expectations as to improvement for our non-U.S. entities, our business model and our expectations of our net revenues, net income and earnings per share for the fourth quarter of 2004, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers, market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates, risks associated with our international operations; the integration of EMJ; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-Q for the quarter ended May 31, 2004 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2004	November 30, 2003
Assets
Current assets:
Cash and cash equivalents	$20,747	$22,079
Restricted cash	3,043	4,306
Short-term investments	4,361	3,832
Accounts receivable, net	343,081	263,944
Receivable from vendors, net	63,255	54,209
Receivable from affiliates	4,254	667
Inventories	356,883	360,686
Deferred income taxes	14,904	15,902
Other current assets	6,780	16,783

Total current assets	817,308	742,408
Property and equipment, net	27,185	23,938
Intangible assets	19,036	19,357
Deferred income taxes	704	708
Other assets	2,051	3,517

Total assets	$866,284	$789,928

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under term loans and lines of credit	$31,249	$69,464
Payable to affiliates	47,505	54,986
Accounts payable	379,933	343,071
Accrued liabilities	50,851	53,279
Income taxes payable	671	4,211

Total current liabilities	510,209	525,011
Long-term borrowings	10,708	8,134
Long-term liabilities	38	1,123
Deferred income taxes	625	260

Total liabilities	521,580	534,528

Commitments and contingencies	—	—

Minority interest in subsidiaries	2,106	2,586

Stockholders’ equity:
Preferred stock	—	—
Common stock	27	22
Additional paid-in-capital	138,411	80,067
Unearned stock-based compensation	—	(202)
Accumulated other comprehensive income	7,293	7,373
Retained earnings	196,867	165,554

Total stockholders’ equity	342,598	252,814

Total liabilities and stockholders’ equity	$866,284	$789,928

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended August 31, 2004	Three Months Ended August 31, 2003	Nine Months Ended August 31, 2004	Nine Months Ended August 31, 2003
Revenue	$1,340,181	$1,035,265	$3,835,393	$2,873,293

Cost of revenue	(1,285,481)	(988,249)	(3,674,007)	(2,741,446)

Gross profit	54,700	47,016	161,386	131,847

Selling, general and administrative expenses	(35,710)	(32,385)	(105,922)	(91,968)

Income from operations	18,990	14,631	55,464	39,879

Interest expense, net	(124)	(352)	(927)	(1,437)
Other expense, net	(1,108)	(1,930)	(5,492)	(4,901)

Income before income taxes and minority interest	17,758	12,349	49,045	33,541

Provision for income taxes	(6,384)	(4,833)	(18,008)	(12,276)
Minority interest in subsidiaries	75	134	276	106

Net income	$11,449	$7,650	$31,313	$21,371

Diluted earnings per share	$0.38	$0.32	$1.05	$0.87

Diluted weighted average common shares outstanding	29,939	24,243	29,899	24,443